Exhibit 99.1
Enphase Energy Reports Financial Results for the Third Quarter of 2022
FREMONT, Calif., Oct. 25, 2022 - Enphase Energy, Inc. (NASDAQ: ENPH), a global energy technology company and the world’s leading supplier of microinverter-based solar and battery systems, announced today financial results for the third quarter of 2022, which included the summary below from its President and CEO, Badri Kothandaraman.
We reported record quarterly revenue of $634.7 million in the third quarter of 2022, along with 42.9% for non-GAAP gross margin. We shipped 4,342,805 microinverters, or approximately 1,709 megawatts DC, and 133.6 megawatt hours of Enphase® IQ™ Batteries.
Financial highlights for the third quarter of 2022 are listed below.
•Record quarterly revenue of $634.7 million
•GAAP gross margin of 42.2%; non-GAAP gross margin of 42.9%
•GAAP operating income of $135.4 million; non-GAAP operating income of $194.0 million
•GAAP net income of $114.8 million; non-GAAP net income of $175.5 million
•GAAP diluted earnings per share of $0.80; non-GAAP diluted earnings per share of $1.25
•Free cash flow of $179.1 million; ending cash, cash equivalents, and marketable securities of $1.42 billion
Our revenue and earnings for the third quarter of 2022 are provided below, compared with the prior quarter and the year ago quarter:
(In thousands, except per share and percentage data)

	GAAP			Non-GAAP
	Q3 2022	Q2 2022	Q3 2021	Q3 2022	Q2 2022	Q3 2021
Revenue	$634,713	$530,196	$351,519	$634,713	$530,196	$351,519
Gross margin	42.2%	41.3%	39.9%	42.9%	42.2%	40.8%
Operating expenses	$132,475	$124,969	$103,007	$78,587	$71,169	$57,341
Operating income	$135,441	$94,036	$37,351	$193,962	$152,412	$85,932
Net income	$114,812	$76,976	$21,809	$175,513	$149,852	$84,157
Basic EPS	$0.85	$0.57	$0.16	$1.29	$1.11	$0.62
Diluted EPS	$0.80	$0.54	$0.15	$1.25	$1.07	$0.60
Our total revenue increased 20%, compared to the second quarter of 2022. Demand was strong in our markets worldwide, particularly in North America and Europe. Our revenue in Europe for the third quarter of 2022 increased approximately 70%, compared to the second quarter of 2022, as countries in the region are accelerating their efforts to address rising energy prices and reliance on fossil fuels. Our IQ Battery shipments increased 1%, compared to the second quarter of 2022. Our non-GAAP gross margin was 42.9% in the third quarter of 2022, compared to 42.2% in the second quarter of 2022, driven by IQ8™ Microinverter product mix.
Our non-GAAP operating expenses were $78.6 million in the third quarter of 2022, compared to $71.2 million in the second quarter of 2022, primarily due to increased investment in R&D, customer service, and sales. Our non-GAAP operating income was $194.0 million in the third quarter of 2022, compared to $152.4 million in the second quarter of 2022.
We exited the third quarter of 2022 with $1.42 billion in cash, cash equivalents, and marketable securities and generated $188.0 million in cash flow from operations in the third quarter of 2022. Our capital expenditures were $8.9 million in the third quarter of 2022, compared to $8.7 million in the second quarter of 2022.

IQ8 Microinverters constituted approximately 47% of all our microinverter shipments during the third quarter of 2022. IQ8 Microinverters can form a microgrid and provide Sunlight Backup™ during an outage, even without a battery. With our Sunlight Jump Start™ feature, IQ8 Microinverters can restart a home energy system using sunlight only after prolonged grid outages that may result in a fully depleted battery. This eliminates the need for a manual restart of the system and gives homeowners greater resilience.
Our IQ Battery shipments were 133.6 megawatt hours in the third quarter of 2022, compared to 132.4 megawatt hours in the second quarter of 2022. We shipped batteries to the United States, Germany, and Belgium during the third quarter. We now have approximately 2,100 installers worldwide that are certified to install our IQ Batteries.
We recently acquired GreenCom Networks AG based in Munich, Germany. The company provides Internet of Things (IoT) software solutions for customers to connect and manage a wide range of distributed energy devices within the home, thereby enabling sector convergence. This acquisition allows us to add a local engineering team to service the accelerating clean energy transition in Europe, provide installers with a complete home energy management system integrating Enphase microinverters and batteries with third-party electric vehicle (EV) chargers and heat pumps, and enable homeowners to monitor and control their devices from the Enphase® App.
BUSINESS HIGHLIGHTS
On Aug. 1, 2022, Enphase Energy announced that Salcomp, a global high-precision manufacturer, shipped more than five million Enphase IQ® Microinverters.
On Aug. 11, 2022, Enphase Energy announced that ClipperCreek™, a division of Enphase offering EV charging solutions, is expanding product deployments amidst rising consumer interest in EVs and electrification.
On Aug. 31, 2022, Enphase Energy announced a new agreement with Home Connect, an open digital platform that allows home appliances of various brands to be managed with a single app. Home Connect is available for nine well-known home appliance brands including Bosch, Siemens, Gaggenau, Neff, and Thermador.
In Aug. 2022, Enphase Energy announced that Complete Solar, a leading technology-enabled residential solar company in the United States, is seeing increased deployments of Enphase Energy Systems™ powered by IQ8 Microinverters and IQ Batteries. Enphase Energy also announced that Meraki Solar, headquartered in Florida, is expanding the adoption of Enphase IQ Microinverters as homeowners across the United States are hit with extreme weather and rising energy prices.
On Sept. 6, 2022, Enphase Energy announced that it expanded its global relationship with renewable energy company BayWa r.e., a leading global developer and solar photovoltaic (PV) distributor, to distribute Enphase’s IQ7™ family of microinverters and IQ Batteries in Germany and Benelux.
On Sept. 17, 2022 Enphase Energy announced that Gaslicht.com, a Netherlands-based leading energy platform and part of the Bencom Group, is seeing an increase in deployments of residential solar energy systems powered by the Enphase IQ7 family of microinverters.
In Oct. 2022, Enphase Energy announced that Energiekonzepte Deutschland GmbH (EKD), one of the leading residential solar and battery storage service providers in Germany, will now offer Enphase IQ Batteries to its customers. Enphase Energy also announced that CREATON GmbH, one of the leading residential roof manufacturers in Europe, is now exclusively offering Enphase IQ Batteries as CREATON is now able to integrate battery installations into solar roofing projects.
Enphase Energy recently announced that installers in Hawaii, Rhode Island, Massachusetts, and New Jersey have seen growing deployments of Enphase Energy Systems powered by IQ8 Microinverters and IQ Batteries.
FOURTH QUARTER 2022 FINANCIAL OUTLOOK
For the fourth quarter of 2022, Enphase Energy estimates both GAAP and non-GAAP financial results as follows:
•Revenue to be within a range of $680 million to $720 million, which includes shipments of 120 to 135 megawatt hours of Enphase IQ Batteries
•GAAP gross margin to be within a range of 39.0% to 42.0%; non-GAAP gross margin to be within a range of 40.0% to 43.0%, excluding stock-based compensation expenses and acquisition related amortization

•GAAP operating expenses to be within a range of $152.0 million to $156.0 million
•Non-GAAP operating expenses to be within a range of $87.0 million to $91.0 million, excluding $65.0 million estimated for stock-based compensation expenses, restructuring charges for site consolidation, and acquisition related costs and amortization
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Use of Non-GAAP Financial Measures
Enphase Energy has presented certain non-GAAP financial measures in this press release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“GAAP”). Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. Non-GAAP financial measures presented by Enphase Energy include non-GAAP gross profit, gross margin, operating expenses, income from operations, net income, net income per share and free cash flow.
These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Enphase Energy’s results of operations as determined in accordance with GAAP. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Enphase Energy uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Enphase Energy believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.
As presented in the “Reconciliation of Non-GAAP Financial Measures” tables in the accompanying press release, each of the non-GAAP financial measures excludes one or more of the following items for purposes of calculating non-GAAP financial measures to facilitate an evaluation of the Enphase Energy’s current operating performance and a comparison to its past operating performance:
Stock-based compensation expense. Enphase Energy excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash in nature. Moreover, the impact of this expense is significantly affected by the Enphase Energy’s stock price at the time of an award over which management has limited to no control.
Acquisition related expenses and amortization. This item represents expenses incurred related to the Enphase Energy’s business acquisitions, which are non-recurring in nature, and amortization of acquired intangible assets, which is a non-cash expense. Acquisition related expenses and amortization of acquired intangible assets are not reflective of the Enphase Energy ongoing financial performance.
Restructuring charges and asset impairment. Enphase Energy excludes restructuring related charges due to the nature of the expenses being unplanned and arising outside the ordinary course of continuing operations. These costs primarily consist of fees paid for cash-based severance costs and asset write-downs of property and equipment, and other contract termination costs resulting from restructuring initiatives.

Non-cash interest expense. This item consists primarily of amortization of debt issuance costs and accretion of debt discount because these expenses do not represent a cash outflow for the Enphase Energy except in the period the financing was secured and such amortization expense is not reflective of the Enphase Energy ongoing financial performance.
Loss on partial settlement of convertible notes. This item is reflected in other income (expense), net and represents (i) the difference between the carrying value and the fair value of the settled convertible notes and (ii) the inducement loss for the difference between the value of the shares issued to settle the convertible notes and the value of the shares that would have been issued under the original conversion terms with respect to the repurchased Notes due 2025, which is non-cash in nature and is not reflective of the Enphase Energy ongoing financial performance.
Non-GAAP income tax adjustment. This item represents the amount adjusted to the Enphase Energy’s GAAP tax provision or benefit to present the non-GAAP tax amount based on cash tax expense and reserves.
Free cash flow. This item represents net cash flows from operating activities plus deemed repayment of convertible notes attributable to accreted debt discount reported in operating activities less purchases of property and equipment.
Conference Call Information
Enphase Energy will host a conference call for analysts and investors to discuss its third quarter 2022 results and fourth quarter 2022 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The call is open to the public by dialing (833) 634-5018. A live webcast of the conference call will also be accessible from the “Investor Relations” section of Enphase Energy’s website at investor.enphase.com. Following the webcast, an archived version will be available on the website for approximately one year. In addition, an audio replay of the conference call will be available by calling (877) 344-7529; replay access code 3730150, beginning approximately one hour after the call.
Forward-Looking Statements
This press release contains forward-looking statements, including statements related to Enphase Energy’s expectations as to its fourth quarter of 2022 financial outlook and expense levels; the capabilities, advantages, features and performance of its technology and products; the anticipated benefits of its acquisition of GreenCom Networks; the anticipated demand for and availability of its products and services; and growth in deployments of Enphase Energy Systems. These forward-looking statements are based on Enphase Energy’s current expectations and inherently involve significant risks and uncertainties. Enphase Energy’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those risks described in more detail in its most recent Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, its most recent Annual Report on Form 10-K for the year ended December 31, 2021 and other documents on file with the SEC from time to time and available on the SEC’s website at www.sec.gov. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.
A copy of this press release can be found on the investor relations page of Enphase Energy’s website at investor.enphase.com.
About Enphase Energy, Inc.
Enphase Energy, a global energy technology company based in Fremont, CA, is the world's leading supplier of microinverter-based solar and battery systems that enable people to harness the sun to make, use, save, and sell their own power—and control it all with a smart mobile app. The company revolutionized the solar industry with its microinverter-based technology and builds all-in-one solar, battery, and software solutions. Enphase has shipped more than 52 million microinverters, and over 2.7 million Enphase-based systems have been deployed in more than 145 countries. For more information, visit www.enphase.com.

© 2022 Enphase Energy, Inc. All rights reserved. Enphase Energy, Enphase, the “e” logo, IQ, IQ7, IQ8, IQ Battery, Enphase Energy Systems, Sunlight Backup, Sunlight Jump Start, ClipperCreek, and certain other names and marks are trademarks of Enphase Energy, Inc. Other names are for informational purposes and may be trademarks of their respective owners.

Contact:

Karen Sagot
Enphase Energy, Inc.
Investor Relations
ir@enphaseenergy.com

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net revenues	$634,713	$530,196	$351,519	$1,606,201	$969,330
Cost of revenues	366,797	311,191	211,161	942,307	578,222
Gross profit	267,916	219,005	140,358	663,894	391,108
Operating expenses:
Research and development	44,188	39,256	29,411	119,163	73,937
Sales and marketing	55,257	53,588	39,296	150,189	84,504
General and administrative	32,436	32,125	34,300	102,647	74,530
Restructuring charges	594	—	—	594	—
Total operating expenses	132,475	124,969	103,007	372,593	232,971
Income from operations	135,441	94,036	37,351	291,301	158,137
Other income (expense), net
Interest income	3,680	796	110	4,936	281
Interest expense	(2,255)	(2,168)	(12,628)	(7,159)	(32,463)
Other income (expense), net	(2,611)	(456)	874	(5,208)	814
Loss on partial settlement of convertible notes (1)	—	—	—	—	(56,382)
Total other expense, net	(1,186)	(1,828)	(11,644)	(7,431)	(87,750)
Income before income taxes	134,255	92,208	25,707	283,870	70,387
Income tax benefit (provision)	(19,443)	(15,232)	(3,898)	(40,261)	22,471
Net income	$114,812	$76,976	$21,809	$243,609	$92,858
Net income per share:
Basic	$0.85	$0.57	$0.16	$1.80	$0.69
Diluted	$0.80	$0.54	$0.15	$1.70	$0.65
Shares used in per share calculation:
Basic	135,633	135,196	134,721	135,056	133,719
Diluted	145,962	143,725	141,220	144,058	143,091

(1)    Loss on partial settlement of convertible notes of $56.4 million for the nine months ended September 30, 2021, primarily related to the $9.5 million non-cash loss on partial settlement of $87.1 million aggregate principal amount of the Notes due 2024, $9.5 million non-cash loss on partial settlement of $217.8 million aggregate principal amount of the Notes due 2025 and $37.5 million non-cash inducement loss incurred on repurchase of Notes due 2025.

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$337,583	$119,316
Marketable securities	1,079,713	897,335
Accounts receivable, net	367,647	333,626
Inventory	146,451	74,400
Prepaid expenses and other assets	51,270	37,784
Total current assets	1,982,664	1,462,461
Property and equipment, net	91,801	82,167
Operating lease, right of use asset, net	18,128	14,420
Intangible assets, net	90,924	97,758
Goodwill	195,508	181,254
Other assets	140,439	118,726
Deferred tax assets, net	178,371	122,470
Total assets	$2,697,835	$2,079,256
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$92,823	$113,767
Accrued liabilities	255,800	157,912
Deferred revenues, current	79,609	62,670
Warranty obligations, current	32,350	19,395
Debt, current	89,654	86,052
Total current liabilities	550,236	439,796
Long-term liabilities:
Deferred revenues, noncurrent	239,971	187,186
Warranty obligations, noncurrent	73,530	53,982
Other liabilities	25,418	16,530
Debt, noncurrent	1,198,627	951,594
Total liabilities	2,087,782	1,649,088
Total stockholders’ equity	610,053	430,168
Total liabilities and stockholders’ equity	$2,697,835	$2,079,256

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Cash flows from operating activities:
Net income	$114,812	$76,976	$21,809	$243,609	$92,858
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,664	13,999	8,255	42,766	21,409
Amortization of marketable securities premiums, net of accretion of purchase discounts	(612)	1,248	58	2,091	58
Provision for doubtful accounts	(79)	(16)	179	52	450
Asset impairment	—	1,200	—	1,200	—
Loss on partial settlement of convertibles notes	—	—	—	—	56,382
Deemed repayment of convertible notes attributable to accreted debt discount	—	—	—	—	(15,585)
Non-cash interest expense	2,065	2,046	12,430	6,090	31,893
Change in fair value of debt securities	(519)	(987)	(784)	(390)	(3,153)
Stock-based compensation	52,296	53,064	46,954	153,157	77,110
Deferred income taxes	115	12,452	1,337	15,732	(28,790)
Changes in operating assets and liabilities:
Accounts receivable	(46,226)	51,770	5,462	(18,680)	(93,069)
Inventory	(16,185)	(33,830)	(27,648)	(72,051)	(23,640)
Prepaid expenses and other assets	526	(18,310)	(3,568)	(20,826)	(18,762)
Accounts payable, accrued and other liabilities	32,060	12,033	24,897	42,288	71,787
Warranty obligations	9,329	12,972	7,574	32,207	21,599
Deferred revenues	25,764	16,033	16,399	63,858	64,308
Net cash provided by operating activities	188,010	200,650	113,354	491,103	254,855
Cash flows from investing activities:
Purchases of property and equipment	(8,948)	(8,691)	(12,682)	(30,014)	(39,050)
Purchases of marketable securities	(512,176)	(60,061)	(545,490)	(572,237)	(545,490)
Maturities of marketable securities	184,123	116,298	35,000	377,156	35,000
Investments in private companies	(1,000)	—	(13,000)	(1,000)	(58,000)
Business acquisitions, net of cash acquired	—	(3,055)	—	(27,680)	(55,239)
Purchase of intangible asset	—	—	(250)	—	(250)
Net cash provided by (used in) investing activities	(338,001)	44,491	(536,422)	(253,775)	(663,029)
Cash flows from financing activities:
Issuance of convertible notes, net of issuance costs	—	—	—	—	1,188,439
Purchase of convertible note hedges	—	—	—	—	(286,235)
Sale of warrants	—	—	—	—	220,800
Principal payments and financing fees on debt	—	—	—	—	(1,422)
Partial repurchase of convertible notes	—	—	—	—	(289,312)
Repurchase of common stock	—	—	—	—	(200,000)

	Three Months Ended			Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Proceeds from exercise of equity awards and employee stock purchase plan	693	4,183	42	5,280	3,684
Payment of withholding taxes related to net share settlement of equity awards	(4,589)	(5,463)	(3,313)	(19,396)	(20,311)
Net cash provided by (used in) financing activities	(3,896)	(1,280)	(3,271)	(14,116)	615,643
Effect of exchange rate changes on cash and cash equivalents	(4,003)	(238)	(376)	(4,945)	(1,302)
Net increase (decrease) in cash and cash equivalents	(157,890)	243,623	(426,715)	218,267	206,167
Cash and cash equivalents—Beginning of period	495,473	251,850	1,312,261	119,316	679,379
Cash and cash equivalents —End of period	$337,583	$495,473	$885,546	$337,583	$885,546

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Gross profit (GAAP)	$267,916	$219,005	$140,358	$663,894	$391,108
Stock-based compensation	3,188	3,131	2,915	8,826	4,957
Acquisition related amortization	1,445	1,445	—	4,189	—
Gross profit (Non-GAAP)	$272,549	$223,581	$143,273	$676,909	$396,065

Gross margin (GAAP)	42.2%	41.3%	39.9%	41.3%	40.3%
Stock-based compensation	0.5%	0.6%	0.9%	0.5%	0.6%
Acquisition related amortization	0.2%	0.3%	—%	0.3%	—%
Gross margin (Non-GAAP)	42.9%	42.2%	40.8%	42.1%	40.9%

Operating expenses (GAAP)	$132,475	$124,969	$103,007	$372,593	$232,971
Stock-based compensation (1)	(49,108)	(49,933)	(44,039)	(144,331)	(72,153)
Acquisition related expenses and amortization	(4,186)	(3,867)	(1,627)	(11,662)	(8,082)
Restructuring and asset impairment charges	(594)	—	—	(594)	—
Operating expenses (Non-GAAP)	$78,587	$71,169	$57,341	$216,006	$152,736

(1) Includes stock-based compensation as follows:
Research and development	$17,400	$16,266	$10,999	$47,395	$22,215
Sales and marketing	20,069	22,176	15,472	55,302	24,344
General and administrative	11,639	11,491	17,568	41,634	25,594
Total	$49,108	$49,933	$44,039	$144,331	$72,153

Income from operations (GAAP)	$135,441	$94,036	$37,351	$291,301	$158,137
Stock-based compensation	52,296	53,064	46,954	153,157	77,110
Acquisition related expenses and amortization	5,631	5,312	1,627	15,851	8,082
Restructuring and asset impairment charges	594	—	—	594	—
Income from operations (Non-GAAP)	$193,962	$152,412	$85,932	$460,903	$243,329

Net income (GAAP)	$114,812	$76,976	$21,809	$243,609	$92,858
Stock-based compensation	52,296	53,064	46,954	153,157	77,110
Acquisition related expenses and amortization	5,631	5,312	1,627	15,851	8,082
Restructuring and asset impairment charges	594	—	—	594	—
Non-cash interest expense	2,065	2,048	12,430	6,092	31,893
Loss on partial settlement of convertible notes	—	—	—	—	56,382
Non-GAAP income tax adjustment	115	12,452	1,337	15,732	(28,790)
Net income (Non-GAAP)	$175,513	$149,852	$84,157	$435,035	$237,535

	Three Months Ended			Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net income per share, basic (GAAP)	$0.85	$0.57	$0.16	$1.80	$0.69
Stock-based compensation	0.39	0.39	0.35	1.13	0.58
Acquisition related expenses and amortization	0.04	0.04	0.01	0.12	0.06
Restructuring and asset impairment charges	—	—	—	—	—
Non-cash interest expense	0.01	0.02	0.09	0.05	0.24
Loss on partial settlement of convertible notes	—	—	—	—	0.42
Non-GAAP income tax adjustment	—	0.09	0.01	0.12	(0.21)
Net income per share, basic (Non-GAAP)	$1.29	$1.11	$0.62	$3.22	$1.78

Shares used in basic per share calculation GAAP and Non-GAAP	135,633	135,196	134,721	135,056	133,719

Net income per share, diluted (GAAP)	$0.80	$0.54	$0.15	$1.70	$0.65
Stock-based compensation	0.37	0.38	0.34	1.11	0.55
Acquisition related expenses and amortization	0.05	0.04	0.01	0.12	0.06
Restructuring and asset impairment charges	0.01	—	—	0.01	—
Non-cash interest expense	0.02	0.02	0.09	0.05	0.23
Loss on partial settlement of convertible notes	—	—	—	—	0.40
Non-GAAP income tax adjustment	—	0.09	0.01	0.12	(0.21)
Net income per share, diluted (Non-GAAP) (2)	$1.25	$1.07	$0.60	$3.11	$1.68

Shares used in diluted per share calculation GAAP	145,962	143,725	141,220	144,058	143,091
Shares used in diluted per share calculation Non-GAAP (3)	140,634	139,650	140,516	139,983	141,101

Net cash provided by operating activities (GAAP)	$188,010	$200,650	$113,354	$491,103	$254,855
Purchases of property and equipment	(8,948)	(8,691)	(12,682)	(30,014)	(39,050)
Deemed repayment of convertible notes due 2024 and notes due 2025 attributable to accreted debt discount	—	—	—	—	15,585
Free cash flow (Non-GAAP)	$179,062	$191,959	$100,672	$461,089	$231,390

(2)    Calculation of non-GAAP diluted net income per share for the three months ended September 30, 2022, June 30, 2022 and September 30, 2021, excludes convertible notes due 2023 interest expense, net of tax of less than $0.1 million in each period from non-GAAP net income. Calculation of non-GAAP diluted net income per share for the nine months ended September 30, 2022 and 2021 excludes convertible notes due 2023 interest expense, net of tax of approximately $0.1 million in each period from non-GAAP net income.
(3)    Effect of dilutive in-the-money portion of convertible senior notes and warrants are included in the GAAP weighted-average diluted shares in periods where we have GAAP net income. We excluded the in-the-money portion of convertible notes due 2024 totaling 46 thousand shares and 1,014 thousand shares in the three months and nine months ended September 30, 2021 from non-GAAP weighted-average diluted shares as we entered into convertible note hedge transactions that reduce potential dilution to our common stock upon any conversion of the notes due 2024. We excluded the in-the-money portion of convertible notes due 2025 totaling 1,253 thousand shares and 658 thousand shares in the three months ended September 30, 2022 and 2021, respectively, and 976 thousand shares in the nine months ended September 30, 2021 from non-GAAP weighted-average diluted shares. We excluded in-the-money portion of convertible notes due 2026 and notes due 2028 totaling 2,057 thousand shares and 2,018 thousand shares, respectively, each in the three months and nine months ended September 30, 2022 from non-GAAP weighted-average diluted shares as we entered into convertible note hedge transactions that reduce potential dilution to our common stock upon any conversion of the notes due 2026 and notes due 2028.